Exhibit 10.2

PERFORMANCE AWARD AGREEMENT
GRANTED TO	GRANT DATE	AMOUNT OF AWARD ($)	SOCIAL SECURITY NUMBER

[Name] [Street] [City], [State] [Postal]	/ /20	Threshold Amount: Target Amount: Maximum Amount:	[SSN]

1.	This Agreement. This agreement, together with Exhibit A and Exhibit B (collectively, the “Agreement”), sets forth the terms and conditions of a performance award representing the right to receive a cash payment from Apogee Enterprises, Inc., a Minnesota corporation (the “Company”). This Agreement is issued pursuant to the Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended from time to time (the “Plan”), and subject to its terms.

2.	The Grant. The Company hereby grants to the individual named above (the “Employee”), as of the above Grant Date, a performance award representing the right to receive a cash payment up to the maximum amount set forth above, subject to the requirements of this Agreement and the terms of the Plan (the “Performance Award”).

3.	Performance Period. The “Performance Period” for purposes of determining the cash payment amount shall be fiscal year 20 through and including fiscal year 20 .

4.	Performance Goals. The performance goals for purposes of determining the cash payment amount are set forth in the attached Exhibit B.

5.	Payment. Subject to the terms and conditions of this Agreement, the amount of cash to be paid to the Employee pursuant to this Performance Award (the “Cash Payment”) will be based on whether and to what extent the threshold, target or maximum performance level of the performance goals is achieved, as set forth in the attached Exhibit B and as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion. The threshold, target and maximum amounts set forth above represent the Cash Payment amount to be made to the Employee if the Company achieved all of the performance goals at the threshold, target or maximum level, respectively. The Employee will receive a Cash Payment pursuant to this Performance Award if one or more performance goals is achieved at or above the threshold level. The determination of the Cash Payment amount will occur as soon as practicable after the Committee determines, in its sole discretion after the end of the Performance Period (or, in the case of a Change in Control (as defined in the Plan), after the Truncated Performance Period, as applicable), whether, and the extent to which, the performance goals have been achieved (the “Determination Date”). As soon as administratively feasible following the Determination Date (but in no event later than 60 days following the end of the Performance Period), the Company shall pay to the Employee one-half of the Cash Payment (the “Initial Payment”). On the one year anniversary of the last day of the Performance Period (the “Fully-Vested Date”), the Company shall pay to the Employee the remaining one-half of the Cash Payment (the “Final Payment”).

6.	Termination of Employment. In the event the Employee’s employment is terminated prior to the Fully-Vested Date, this Performance Award and any unpaid Cash Payment pursuant to this Agreement shall be immediately and irrevocably forfeited, unless the Employee’s employment is terminated under the circumstances described below.

In the event the Employee’s employment is terminated prior to the end of the Performance Period by reason of Retirement (as defined in the attached Exhibit A), Disability (as defined in the attached Exhibit A) or death, the Employee or the Employee’s estate, as applicable, shall be entitled to receive a pro-rata portion (based on the amount of time elapsed between the beginning of the Performance Period and the date of termination) of the Cash Payment after the end of the Performance Period to the extent that the threshold, target or maximum performance level of the performance goals is achieved, as set forth in the attached Exhibit B and as determined by the Committee in its sole discretion. In the event the Employee’s employment is terminated after the Performance Period by reason of Retirement, Disability or death, the Employee or the Employee’s estate, as applicable, shall be entitled to receive the Initial Payment (if not yet paid to the Employee) and the Final Payment. The Cash Payment to be paid to the Employee pursuant to this paragraph shall be paid in accordance with paragraph 5 above.

7.	Change in Control. If a Change in Control of the Company occurs during the Performance Period, then for purposes of determining the Cash Payment amount, the Performance Period shall be deemed to end on the date of the Change in Control (the shortened Performance Period is referred to herein as the “Truncated Performance Period”). The Cash Payment amount will be based on the extent of achievement of the threshold, target or maximum performance level of the performance goals, as adjusted for the Truncated Performance Period and determined by the Committee in its sole discretion. The Cash Payment to be paid to the Employee pursuant to this paragraph shall be paid in full in a single lump sum payment as soon as administratively feasible following the Determination Date (but in no event later than 60 days following the end of the Truncated Performance Period).

If a Change in Control of the Company occurs after the Performance Period, then the Employee shall be entitled to receive the Initial Payment (if not yet paid to the Employee) and the Final Payment as soon as administratively feasible following the date of the Change in Control (but in no event later than 60 days following the date of the Change in Control).

8.	Restrictions on Transfer. Neither this Performance Award, nor any right with respect to this Performance Award under this Agreement, may be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

9.	Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the grant of this Performance Award and the receipt of any payments pursuant to this Performance Award, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences. The Company will satisfy any applicable tax withholding obligations arising from any payment of this Performance Award by withholding a portion of the cash otherwise to be delivered equal to the amount of such taxes.

10.	Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent that this Performance Award constitutes “deferred compensation” subject to Section 409A of the Internal Revenue Code (the “Code”), this Performance Award will not be payable or distributable upon a Change in Control unless the Company determines in good faith that the Change in Control meets the definition of a change in ownership or effective control (or change in ownership of a substantial portion of assets) in Section 409A(a)(2)(A)(v) of the Code and applicable guidance thereunder.

11.	Acknowledgment. This Performance Award shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company. By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement and the Plan and acknowledges receipt of a copy of the prospectus related to the Plan.

ACKNOWLEDGMENT:	APOGEE ENTERPRISES, INC.

EMPLOYEE’S SIGNATURE

DATE	By:
[Name]
SOCIAL SECURITY NUMBER		[Title]

EXHIBIT A

DEFINED TERMS USED IN THE

PERFORMANCE AWARD AGREEMENT

The following terms used in this Agreement have the following meanings:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Disability” shall mean any physical or mental condition which would qualify the Employee for a disability benefit under any long-term disability plan maintained by the Company or any Affiliate then employing the Employee.

“Retirement” shall mean the Employee’s termination of his or her employment relationship with the Company under such circumstances determined to constitute retirement by the Committee in its sole discretion.

A-1

EXHIBIT B

PERFORMANCE GOALS UNDER THE

PERFORMANCE AWARD AGREEMENT

Performance Goals for Two-Year Performance Period

(            , 20            –             , 20        )

Performance Goal	Threshold	Target	Maximum
Average Return on Invested Capital (weighted as 33-1/3%)
Cumulative Earnings Per Share (weighted as 33-1/3%)
Cumulative Net Sales (weighted as 33-1/3%)
Payment Levels

•	The amount earned by the Employee for performance between the threshold, target and maximum performance levels will be linearly interpolated.

B-1